News From

Buena, NJ 08310

Release Date: September 5, 2006	Exhibit 99.1

Contact:	Frank Gerardi
Chairman & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

AMEX ACCEPTS IGI'S PLAN TO REGAIN COMPLIANCE WITH CONTINUED LISTING STANDARDS

BUENA, NJ September 5, 2006 - IGI, INC. (AMEX: IG) a technology company focused on the development of custom products using the patented Novasome® delivery technology today announces that the American Stock Exchange (“AMEX”) has accepted its plan to regain compliance with the continued listing standards of the Exchange.

On June 12, 2006, IGI received notice from the American Stock Exchange staff indicating that the Company was below certain of the Exchange's continued listing standards due to shareholder equity of less than $4,000,000 and losses from continuing operations and/or net losses in three of its four most recent fiscal years, as set forth in Section 1003(a)(ii) of the Amex Company Guide. The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on July 17, 2006 presented its plan to the Exchange.

On September 1, 2006, the Exchange notified the Company that it has completed its review of IGI's plan of compliance and supporting documentation and has determined that, in accordance with Section 1009 of the Company Guide, the Plan makes a reasonable demonstration of the Company's ability to regain compliance with the continued listing standards by the end of the Plan period and therefore its listing is being continued pursuant to an extension.  The targeted completion date to regain compliance with the continued listing standards is December 12, 2007.   Failure to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® lipid vesicle encapsulation technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, low potential for irritations, controlled and sustained release as well as improved stability. IGI has licensed Novasome® lipid vesicle encapsulation technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Companies, Chattem Inc., Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc. IGI sub-licensed the rights to obtain FDA approval for and market IGI's PTH (1-34) compound using Novasome® lipid vesicle encapsulation technology for psoriasis, which is being reformulated for Phase II clinical trials, to Manhattan Pharmaceuticals, Inc. IGI is also exploring the licensing of the topical PTH (7-34) compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy. IGI develops products that diminish the visual affects of aging. www.miaj.com The cosmetics and skin care industry is experiencing tremendous growth, with global sales of anti-aging treatments alone topping out at $9.9 billion in 2004, up 71% from the previous year (Source: TIME magazine). Globally, the skin care market is over $50 billion. IGI is also developing topical products for localized pain.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.